EXHIBIT 10.1

GRAHAM CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of October 25, 2012

GRAHAM CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I DEFINITIONS		2

ARTICLE II PARTICIPATION		3

2.1	Qualification for Participation	3

2.2	Continuation of Participation	3

ARTICLE III BENEFIT REQUIREMENTS AND PAYMENTS		4

3.1	Supplemental Retirement Plan Benefits	4

3.2	Incidents of Supplemental Retirement Payments	4

3.3	Form of Supplemental Retirement Payments	5

3.4	Vesting Upon Change of Control	5

ARTICLE IV GENERAL MATTERS		7

4.1	Benefits from General Assets	7

4.2	No Assignment	7

4.3	Administrator of Plan	7

4.4	Expenses of Plan	7

4.5	Amendment or Termination	7

4.6	Limitation on Benefits and Payments	7

4.7	Immediately Payable Lump Sum	7

4.8	Participation by Affiliated Employers	8

4.9	Claims Procedure	8

4.10	Limitation on Liability	8

4.11	Agent for Service of Process	9

4.12	Delivery of Elections to Committee	9

4.13	Delivery of Notice to Participants	9

4.14	Plan Binding Upon Successor	9

ARTICLE V CONSTRUCTION OF THE PLAN		10

5.1	Construction of the Plan	10

5.2	Counterparts	10

APPENDIX A		11

FOREWORD

The benefits provided under the Graham Corporation Supplemental Executive Retirement Plan (the “Plan”) (as described below) are intended to constitute a deferred compensation plan for “a select group of management or highly compensated employees” for purposes of the Employee Retirement Income Security Act of 1974.

The Plan generally is intended to provide Participants (as defined herein) and their surviving spouses and beneficiaries with the amount of Employer-provided retirement benefits under the Retirement Income Plan of Graham Corporation (“Retirement Plan”) that the Retirement Plan is not permitted to provide because of the limitation on compensation that may be recognized under tax-qualified plans imposed by Section 401(a)(17) of the Internal Revenue Code and the limitations on benefits imposed by Sections 415 of the Internal Revenue Code. For the avoidance of doubt, any benefits under the Plan which are not subject to Section 409A of the Internal Revenue Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) because such benefits were earned and vested as of December 31, 2004, and that commenced distribution under the Plan on or before December 31, 2004 shall be subject to the terms of the Plan as in effect as of the date that such payments commenced.

Except to the extent otherwise indicated, and to the extent otherwise inappropriate, the provisions of the Retirement Plan hereby are incorporated by reference.

ARTICLE I

DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meaning as set forth below unless the context clearly indicates the contrary. Except to the extent otherwise indicated herein, and to the extent otherwise inappropriate in the context, the definitions contained in Article I of the Retirement Plan are applicable under the Plan.

1.1 “Beneficiary” means the person or persons designated by the Participant under the Retirement Plan to receive benefits in the event of the Participant’s death.

1.2 “Board” means the Board of Directors of Graham Corporation.

1.3 “Code” means the Internal Revenue Code of 1986 as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

1.4 “Committee” means the Employee Benefits Committee appointed under Article VII of the Retirement Plan.

1.5 “Compensation” means Compensation as defined under the Retirement Plan, except that, for Participants other than Frederick Berkeley, Compensation shall not include compensation for service rendered after age 65.

1.6 “Effective Date” means October 25, 2012.

1.7 “Employee” means an employee of the Employer on whose behalf benefits are payable under the Retirement Plan.

1.8 “Employer” means Graham Corporation with respect to its employees, and any successor by merger, purchase, reorganization or otherwise. If an Affiliated Employer adopts the Plan, it shall be deemed the Employer with respect to its employees.

1.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

1.10 “Participant” means an Employee who has been designated for participation in the Plan pursuant to Section 2.1.

1.11 “Plan” means this, the Graham Corporation Supplemental Executive Retirement Plan, as set forth herein and as may be amended from time to time.

1.12 “Plan Year” means the period from January 1, 1996 through December 31, 1996, and each calendar year thereafter.

1.13 “Retirement Plan” means the Retirement Income Plan of Graham Corporation, as in effect from time to time.

ARTICLE II

PARTICIPATION

2.1 Qualification for Participation

Upon designation by the Chief Executive Officer of Graham Corporation, Employees may become Participants at any time during the Plan Year. The names of Participants so designated shall be set forth in an Appendix to the Plan.

2.2 Continuation of Participation

An Employee who has become a Participant shall remain a Participant so long as benefits are payable to or with respect to such Participant under the Plan.

ARTICLE III

BENEFIT REQUIREMENTS AND PAYMENTS

3.1 Supplemental Retirement Plan Benefits

A Participant who has completed a Period of Service of at least five years under the Retirement Plan and whose benefits under the Retirement Plan are limited by the application of Sections 401(a)(17) or 415 of the Code shall be entitled to receive a monthly benefit from the Plan equal to the excess, if any, of (a) over (b), where:

(a) is the retirement benefits that would have been payable to or with respect to the Participant under the Retirement Plan had the limitations imposed by

(i) Section 401(a)(17) of the Code on the amount of the Participant’s earnings that may be included in the term Compensation not been applicable; and

(ii) Section 415 of the Code on the amount of benefits that may be paid under the Retirement Plan not been applicable; and

(b) is the retirement benefits payable to or with respect to the Participant under the Retirement Plan; provided, however, that for purposes of this calculation, it is assumed that the Participant commences receiving benefits under the Retirement Plan in the form of a single life annuity at the same time as he or she commences receiving benefits under the Plan. The Participant’s benefit will be calculated under paragraph (a) for a total single life annuity amount, and then reduced under this paragraph (b), after which point it will be adjusted as necessary to reflect the form of payment elected by the Participant under Section 3.3.

If any Participant is entitled to an alternative benefit calculation, such benefit shall be set forth on an Appendix B for such Participant.

3.2 Timing of Supplemental Retirement Payments

Pension benefits under this Article III shall be payable as follows:

(a) If a Participant terminates employment prior to attaining age 55, then, subject to the six-month delay under Section 3.2(b), retirement benefits under the Plan shall commence as soon as practicable following the date that the Participant attains age 55, but in no event later than 90 days thereafter.

(b) If a Participant terminates employment after attaining age 55, then benefits under the Plan shall commence on or as soon as practicable following the first day of the seventh month following the Participant’s termination of employment, but in no event later than 90 days thereafter. The amount of the initial payment will equal the sum of the payments that would have been paid to the Participant during the six-month period immediately following the Participant’s termination of employment had the payment commenced as of such date, plus the payment due for the seventh month (and any additional months prior to commencement of payment).

(c) If a Participant dies prior to commencement of retirement benefits under the Plan and prior to attaining age 55, the retirement benefits under the Plan shall commence as soon as administratively practicable following the date that the Participant would have attained age 55 if he had survived, but in no event later than 90 days thereafter. If a Participant dies prior to commencement of retirement benefits under the Plan and after attaining age 55, the retirement benefits under the Plan shall commence as soon as administratively practicable following the date of the Participant’s death, but in no event later than 90 days thereafter.

Notwithstanding the foregoing, benefits payable under the Plan in the event of the termination of employment of the Participant shall only be paid if such termination constitutes a “Separation from Service” under Section 409A.

3.3 Form of Supplemental Retirement Payments

A Participant may elect to receive his or her retirement benefits under the Plan in the form of: (a) a single life annuity; (b) a 100% joint and survivor annuity; (c) a 50% joint and survivor annuity; (d) a period certain and life annuity (with a period certain of 10, 15 or 20 years); and (e) with respect to Participants who meet the requirements under the Retirement Plan, a level retirement allowance. Each form of payment under the Plan shall be actuarially equivalent such that a Participant’s election to receive a particular form of payment will not be treated as a change in the form of payment under Section 409A.

Any cashout of the remaining retirement benefits under the Plan will be in compliance with the limited cashout requirements of Section 409A.

3.4 Vesting Upon Change of Control

Notwithstanding the preceding provisions of this Article III, in the event of a Change of Control (as defined herein), each Participant shall become 100% vested in his benefits. For purposes of this Section 3.4:

(a) “Change of Control” means:

(i) the direct or indirect acquisition of the principal assets or a majority of the shares of Graham Corporation or Graham Manufacturing Co., Inc. by a Person (as defined herein) or group of Persons not directly or indirectly controlled by Graham Corporation; or

(ii) the occurrence of any cash tender or exchange offer, consolidation, merger or other business combination, sale of assets or contested election or elections, or any combination of the foregoing transactions (the “Transaction”), as a result of which or in connection with which, the persons who were directors of Graham Corporation or Graham Manufacturing Co., Inc. before the Transaction shall cease for any reason to constitute a majority of the Board of Directors of Graham Corporation or Graham Manufacturing Co., Inc. or any successor of either one, respectively (including any entity acquiring substantially all the assets of Graham Corporation or Graham Manufacturing Co., Inc.); or

(iii) the acquisition of 25 percent or more of the shares of Graham Corporation or Graham Manufacturing Co., Inc. by a Person or group of Persons acting in concert; or

(iv) the occurrence of any event with respect to Graham Corporation that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, or to Item 1 of Form 8-K under the Securities Exchange Act of 1934, as amended.

(b) “Person” means an individual, a corporation, a partnership, or any other entity.

ARTICLE IV

GENERAL MATTERS

4.1 Benefits from General Assets

Benefits under the Plan will be paid from the general assets of the Employer. In the event that the Employer shall decide to establish an advance accrual reserve on its books against the future expense of benefit payments or contributions, or establish a “grantor trust” with the meaning of Sections 671 through 679 of the Code), such reserve or grantor trust shall not under any circumstances be deemed to be an asset of the Plan but, at all times, shall remain a part of the general assets of the Employer, subject to claims of the Employer’s creditors.

Neither a Participant nor his or her Beneficiary will have any interest in any specific asset of the Employer as a result of the Plan.

4.2 No Assignment

Benefits payable under the Plan will not be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant, Surviving Spouse, or Beneficiary.

4.3 Administrator of Plan

The Committee shall be the “administrator” of the Plan within the meaning of ERISA, and, as such, shall be vested with the general administration of the Plan including the exclusive right to interpret the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Employer and all persons having or claiming to have any right or interest in or under the Plan.

4.4 Expenses of Plan

All expenses of the Plan will be paid by the Employer.

4.5 Amendment or Termination

The Plan may be amended or terminated at any time by the Board. However, no amendment or termination of the Plan may have a material adverse impact upon the accrued and future rights of anyone participating in the Plan as of the amendment or termination date, unless he or she consents to such amendment in writing.

4.6 Limitation on Benefits and Payments

Subject to the provisions of Section 4.7, a person entitled to supplemental retirement benefits pursuant to Section 3.1 shall have a claim upon the Employer only to the extent of the monthly payments, if any, due up to and including the then current month and shall not have a claim against the Employer for any subsequent monthly payment unless and until such payment shall become due and payable.

4.7 Immediately Payable Lump Sum

Notwithstanding any other provision hereof, there shall become immediately due and payable to or with respect to a Participant a lump sum equal to the present actuarial value (determined as provided below) of the Participant’s retirement benefits pursuant to Section 3.1 if there (i) has been a Change in Control (as defined in Section 3.4), (ii) benefits become fully vested in accordance with 3.4, and (iii) the Change in Control qualifies as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under Section 409A.

In addition, in the event of any proceeding by or against the Employer under the Bankruptcy Act, or any general assignment by the Employer for the benefit of creditors, a Participant, a Beneficiary, or a Surviving Spouse shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Employer under any such proceeding or assignment.

The present actuarial value of retirement benefits under the Plan shall be calculated on the same basis as lump sums are determined under the Retirement Plan.

4.8 Participation by Affiliated Employers

If any employer is now or hereafter becomes an Affiliated Employer and its employees participate in the Retirement Plan, the Board may authorize such Affiliated Employer to participate in the Plan upon appropriate action by such employer necessary to adopt the Plan.

4.9 Claims Procedure

In the event that any Participant or other payee claims to be entitled to a benefit under the Plan, and the Committee determines that such claim should be denied in whole or in part, the Committee shall, in writing, notify such claimant within 30 days of receipt of such claim that his or her claim has been denied, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such Participant or other payee and shall set forth the pertinent sections of the Plan relied on, and where appropriate, an explanation of how the claimant can obtain review of such denial. Within 60 days after receipt of such notice, such claimant may request, by mailing or delivery of written notice to the Committee, a review by the Committee of the decision denying the claim. If the claimant fails to request such a review within such 60 day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant requests a review within such 60 day period, the Participant or other payee shall have 30 days after filing a request for review to submit additional written material in support of the claim. Within 60 days after the later of its receipt of the request for review or the request to submit additional written material, the Committee shall determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination. If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant notifies the Committee within 90 days after the mailing or delivery to him or her by the Committee of its determination, that the claimant intends to institute legal proceedings challenging the determination of the Committee, and actually institutes such legal proceedings within 180 days after such mailing or delivery.

4.10 Limitation on Liability

The Committee shall not be liable for any act or omission on its part, excepting only its own willful misconduct or gross negligence or except as otherwise expressly provided by applicable law. To the extent permitted by applicable law; and not otherwise covered by insurance, the Employer shall indemnify and save harmless the Committee members against any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by Participants or their beneficiaries, or by any other person, corporation, entity, government or respect to acts or omissions of willful misconduct or gross negligence. The Board, at the expense of the Employer, may settle such claim or demand asserted, or suit or proceedings brought, against the Committee when such settlement appears to be in the best interest of the Employer.

4.11 Agent for Service of Process

The Committee or such other person as may from time to time be designated by the Committee shall be the agent for service of process under the Plan.

4.12 Delivery of Elections to Committee

All elections, designation, requests, notices, instructions and other communications required or permitted under the Plan from the Employer, a Participant, Beneficiary or other person to the Committee shall be on the Appropriate Form, shall be mailed by first-class mail or delivered to such address as shall be specified by such Committee, and shall be deemed to have been given or delivered only upon actual receipt thereof by such Committee at such location.

4.13 Delivery of Notice to Participants

All notices, statements, reports and other communications required or permitted under the Plan from the Employer or the Committee to any officer, Participant, Beneficiary or other person, shall be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid, and addressed to such person at this address last appearing on the records of the Committee.

4.14 Plan Binding Upon Successor

In the event of the “sale” (as defined herein) of Graham Corporation, it shall be obligated to make the Plan binding on any successor company or companies. In the event of the “sale” of a division or subsidiary of Graham Corporation, it shall be obligated to make the Plan binding on the purchasing company. For purposes of this Section 4.14, “sale” includes a Change of Control (as defined in Section 3.4 or the sale of the principal assets, that in effect is a sale of a division or subsidiary of Graham Corporation.

ARTICLE V

CONSTRUCTION OF THE PLAN

5.1 Construction of the Plan

The provisions of the Plan shall be construed, regulated, and administered according to the laws of the State of New York.

5.2 Counterparts

The Plan has been established by the Employer in accordance with the resolutions adopted by the Board and may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute one instrument, which may be sufficiently evidenced by anyone counterpart.

5.3 Section 409A Compliance

It is intended that the payments and benefits provided for by the Plan comply with the requirements of Section 409A and that the Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

APPENDIX A

GRAHAM CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participants as of Effective Date. The following are Participants on the Effective Date:

•	Alvaro Cadena

•	James Lines

APPENDIX B

GRAHAM CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participant: James Lines

With respect to the Participant, the rules for calculating the Supplemental Retirement Plan Benefits under Section 3.1 of the Plan shall be modified as follows:

(a) Solely for purposes of calculating the benefit under the Plan, the following definition of Average Final Compensation shall be used:

(i) If the Participant terminates employment during 2012, Average Final Compensation means $340,000. In addition, for purposes of subsections (ii) - (v) below, the Participant’s annual base salary for 2012 means $340,000.

(ii) If the Participant terminates employment during 2013, Average Final Compensation means the Participant’s annual base salary for 2012 and 2013 divided by two.

(iii) If the Participant terminates employment during 2014, Average Final Compensation means the sum of the Participant’s annual base salary for 2012, 2013 and 2014 divided by three.

(iv) If the Participant terminates employment during 2015, Average Final Compensation means the Participant’s annual base salary for 2012, 2013, 2014 and 2015 divided by four.

(v) If the Participant terminates employment during 2016, Average Final Compensation means the sum of the Participant’s annual base salary for 2012, 2013, 2014, 2015 and 2016 divided by five.

(vi) If the Participant terminates employment following December 31, 2016, Average Final Compensation shall have the meaning given to such term under the Retirement Plan.

(b) Except as provided above, the Participant’s benefit shall otherwise be calculated and paid in accordance with the provisions of the Plan.

For the avoidance of doubt, the benefits payable to or with respect to the Participant under the Retirement Plan shall use the definition of Average Final Compensation in the Retirement Plan and not the definition set forth above, and the benefits under the Retirement Plan shall be calculated accordingly for purposes of Section 3.1(b).